Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 6, 2011, with respect to the consolidated financial statements included in the Annual Report of Micronetics, Inc. and subsidiaries on Form 10-K for the year ended March 31, 2011. We hereby consent to the incorporation by reference of said report in the Registration Statements of Micronetics, Inc. and subsidiaries on Forms S-8 (File No. 333-48087, effective March 17, 2008, File No. 333-128223, effective September 9, 2005, File No. 333-46646, effective September 26, 2000 and File No. 333-138956, effective November 27, 2006).

/S/ GRANT THORNTON LLP

Boston, Massachusetts

June 6, 2011